Exhibit 10.46

Direct /Bid

SUPPLIER AGREEMENT

between

NOVATION, LLC

and

Specialty Laboratories, Inc.

(Reference Laboratory Testing)

LB40060

NOVATION, LLC

SUPPLIER AGREEMENT

1.             INTRODUCTION.

a.             Purchasing Opportunities for Members.  Novation, LLC (“Novation”) is engaged in providing purchasing opportunities with respect to high quality products and services to participating health care providers (“Members”).  A list of Members entitled to participate in Novation’s programs through their membership or other participatory status in any of the following client organizations:  VHA Inc., University HealthSystem Consortium, and HealthCare Purchasing Partners International, LLC (collectively, “Clients”), is maintained in an electronic database (“Novation Database”).  Novation is acting as the exclusive agent for each of the Clients and certain of each Client’s subsidiaries and affiliates, respectively (and not collectively), with respect to this Agreement.  Novation and the Clients and their subsidiaries and affiliates will not be responsible or liable for any breach of any purchasing commitment or for any other actions of any Member.  In addition, none of the Clients will be responsible or liable for the obligations of another Client or its subsidiaries or affiliates or the obligations of Novation or Supplier under this Agreement.  All Clients and Members are intended third party beneficiaries of this Agreement.

b.             Supplier.  Supplier is the manufacturer of products listed on Exhibit A, the provider of installation, training and maintenance services for such products, the provider of any other services listed on Exhibit A (such products and/or services are collectively referred to herein as “Products”) and any specifications attached hereto as Exhibit B (“Non-Price Specifications”). Unless otherwise stated, all Products will be new.

2.             CONTRACT AWARD.

a.             Letter of Award.  By executing and delivering the Letter of Award attached hereto as Exhibit C (“Award Letter”) to Supplier, Novation will have accepted your written offer to the Invitation to Bid (“Bid”), and Novation and Supplier therefore agree that Supplier will make the Products available for purchase to the Members as of the effective date (“Effective Date”) in the Award Letter in accordance with the terms of this Agreement, for the term (“Term”) stated in the Non-Price Specifications and for any renewal terms set forth in the Non-Price Specifications; provided, however, that Novation’s award of this Agreement to Supplier will not constitute a commitment by any person to purchase any of the Products.  Supplier will not impose any purchasing commitment on any Member as a condition to the Member’s purchase of any Products pursuant to this Agreement.  Supplier agrees to extend pricing to all Members (VHA, UHC Members and HPPI Clients and Members) with the exception of long term care facilities, home health agencies and any competitor of Supplier which is a VHA, UHC Member or HPPI Client and/or Member that has a current or will have a future Agreement with Novation, VHA, UHC or HPPI in its capacity as a supplier, during the term of this Novation Agreement.  Supplier acknowledges that, in making its award to Supplier, Novation has materially relied on all representations, warranties and agreements made by Supplier as part of the Bid and that all such representations, warranties and agreements will survive acceptance of the Bid.

b.             Use of Names, etc.  Supplier agrees that it will not use in any way in its promotional, informational or marketing activities or materials (i) the names, trademarks, logos, symbols or a description of the business or activities of Novation or any Client or Member without in each instance obtaining the prior written consent of the person owning the rights thereto; or (ii) the award or the content of this Agreement without in each instance obtaining the prior written consent of Novation.

c.             Optional Purchasing Arrangement.  Supplier shall reserve the right to contract directly with each Member for Products included in this Agreement in exceptional circumstances; provided, however, Supplier shall give prior notice to Novation in writing of such exceptional circumstances and the essential terms of such agreement.  Additional value required in such exceptional cases will be defined in an individual contract that will, at Novation’s discretion, be an exhibit to the Supplier Agreement.  Supplier shall maintain the Reporting Requirements and fees (“Fees”) payable to Novation in Sections 5 and 7 for Products purchased through such independent contracts in recognition of the Novation contribution to and support for any such exceptional independent arrangement required.  In addition, Supplier agrees to give Novation prior written notice and must obtain Novation’s prior consent to any proposed offer Supplier wishes to make to any Member to sell products that are not covered by this Agreement in conjunction with Products covered by this Agreement under circumstances where the Member has no real economic choice other than to accept such terms.

d.             Market Competitive Pricing and Terms.

•                  Pricing.  Supplier agrees that the prices, terms and conditions offered by Supplier to Members through this Agreement shall, at all times, be equal to or better than those offered to any other group purchasing organization whose members collectively purchase a comparable volume of Products.  Further, Supplier agrees that the prices, terms and conditions offered under this Agreement will be better than the prices, terms and conditions offered to any other customer that purchases a lower volume of Services relative to the volume purchase by Members hereunder, with the exception of the Federal government.

•                  In the event that a significant amount of Supplier’s business is conducted with any Member who collectively purchase a comparable volume of products, pursuant to an arrangement with terms which, considered in the aggregate, are materially more favorable than those extended to Novation hereunder, Supplier shall notify Novation of such arrangement.  In the event that Novation shall notify Supplier that maintaining market competitiveness so requires, Supplier then shall further lower the award prices or increase any applicable discount to Members as is necessary to ensure market competitiveness.  Additionally, any Member eligible for governmental pricing or research-related endeavors through a university based project, shall have such pricing made available to them by Supplier.

•                  Non-price Terms.  Supplier will improve non-price terms, such as quality, technology or other non-price financial value as necessary to assure market competitiveness, and in addition Supplier agrees to adjust non-price terms for a specific member or group of members at all times in the event Supplier offers more favorable non-price terms to any competitor of such member or group of members.

If at any time during the Term Novation receives information from any source that indicates Supplier’s pricing or non-price terms are not market competitive, Novation may provide written notice of such information to Supplier, and Supplier will, within five (5) business days for Novation’s private label Products and within ten (10) business days for all other Products, advise Novation in writing of all adjustments necessary to assure market competitiveness.

e.             Notification of Changes in Pricing Terms.  Supplier will provide not less than sixty (60) days’ prior written notice to Novation and not less than forty-five (45) days’ prior written notice to all Members of any change in pricing terms (such as list prices, discounts or pricing tiers or schedules) permitted or required by this Agreement.

f.              Underutilized Businesses.  Certain Members may be required by law, regulation and/or internal policy to do business with underutilized businesses and Supplier will assist Novation in helping Members meet these requirements by complying with all Novation policies and programs with respect to such businesses.  Novation, in its discretion, may make an award and/or negotiate another agreement with a HUB in addition to any sole or multi-source award.

g.             E-Commerce Business.  Certain Members have chosen to utilize the service of the Marketplace@Novation™ through Novation’s relationship with Neoforma, Inc. (“Neoforma”), to transact business associated with this Agreement with Supplier.  To assist Novation in helping Members meet those needs, Supplier agrees to sign, prior to the issuance of any Award Letter, and comply with the Novation E-Commerce Agreement attached hereto as Exhibit D and support Novation’s programs with respect to e-commerce.

3.             PRODUCT SUPPLY.

a.             Delivery and Invoicing.  On and after the Effective Date, Supplier agrees to promptly deliver Products ordered by the Members, FOB destination, and will direct its invoices to the Members in accordance with this Agreement.  Supplier agrees to prepay and absorb charges, if any, for transporting Products to the Member.  Payment terms are Net 30 days.

b.             Return or Recall of Products.  Any Member, in addition to and not in limitation of any other rights and remedies, will have the right to return Products to Supplier, in accordance with Supplier’s return goods policy as agreed to by Novation.   In addition, Supplier will reimburse Members for any cost associated with any Product corrective action, withdrawal or recall requested by Supplier or required by any governmental entity.  In the event a product recall or a court action impacting supply occurs, Supplier will notify Novation in writing within twenty-four (24) hours of any such recall or action.  Supplier’s obligations in this Subsection will survive the expiration or earlier termination of this Agreement.

4.             PRODUCT QUALITY.

a.             Free From Defects.  Supplier warrants the Products against defects in material, workmanship, design, and manufacturing.  Supplier will make all necessary arrangements to assign such warranty to the Members.  Supplier further represents and warrants that the Products will conform to the specifications, drawings, and samples furnished by Supplier or contained in the Non-Price Specifications and will be safe for their intended use.  If any Products are defective and a claim is made by a Member on account of such defect, Supplier will, at the option of the Member; either replace the defective Products or credit the Member.  Supplier will bear all costs of returning and replacing the defective Products, as well as all risk of loss or damage to the defective Products from and after the time they leave the physical possession of the Member.  The warranties contained in this Subsection will survive any inspection, delivery, acceptance, or payment by a Member.  In addition, if there is at any time widespread failure of the Products, the Member may return all said Products for credit or replacement, at its option.  This Subsection and the obligations contained herein will survive the expiration or earlier termination of this Agreement.  The remedies set forth in this Subsection are in addition to and not a limitation on any other rights or remedies that may be available against Supplier.

b.             New Technology.

(i)            During the Term, Supplier will disclose to Novation new technology developed by Supplier which provides the same function as the Products.  Upon introduction of the new technology by Supplier, each Member will be provided the option to exchange any Product purchased hereunder for the new technology upon the terms and conditions set forth in Exhibit B attached hereto.  In the event Supplier fails to provide such option to the Members, (1) Novation will have the right to terminate any or all of the Products which have been superceded by such new technology providing the same function as the Products or (2) Novation may elect at its discretion to contract with one or more additional suppliers of comparatively similar new technology

(ii)           If at any time during the Term new technology (as defined by a Novation Council) for a product becomes available from any source which provides incremental patient care benefits and/or incremental safety benefits over technology currently available under this Agreement, Novation shall provide written notice of such information to Supplier and may elect to contract with a third party vendor, or terminate the Agreement and re-bid the category so Members have access to New Technology at all times.  Such action will not constitute a breach of this Agreement by Novation.

5.             REPORTS AND OTHER INFORMATION REQUIREMENTS.  Within twenty (20) days after the end of each full and partial month during the Term (“Reporting Month”), Supplier will submit to

Novation a report in form and content reasonably satisfactory to Novation (“Net Sales Report”) and any other information during the time period required as set forth in the Information Requirements Guidebook.  Such Guidebook may be found at the Novation website at www.novationco.com.

6.             OBLIGATIONS OF NOVATION.

a.             Information to Members.  After issuing the Award Letter, Novation, in conjunction with the Clients, will deliver a summary of the purchasing arrangements covered by this Agreement to each Member and will, from time to time, at the request of Supplier, deliver to each Member reasonable and appropriate amounts and types of materials supplied by Supplier to Novation which relate to the purchase of the Products.

b.             Marketing Services.  Novation, in conjunction with the Clients, will market the purchasing arrangements covered by this Agreement to the Members.  Such promotional services may include, as appropriate, the use of direct mail, contact by Novation’s field service delivery team, member support services, and regional and national meetings and conferences.  As appropriate, Novation, in conjunction with the Clients, will involve Supplier in these promotional activities by inviting Supplier to participate in meetings and other reasonable networking activities with Members.

7.             FEES.

a.             Calculation.  Supplier will pay to Novation, as the authorized collection agent for each of the Clients and certain of each Client’s subsidiaries and affiliates, respectively (and not collectively), Fees belonging to any of the Clients or certain of their subsidiaries or affiliates equal to the Agreed Percentage of all Net Sales of the Products to the Members directly or indirectly from Supplier, whether under the pricing and other terms of this Agreement or under the terms of any other purchasing or pricing arrangements that may exist between the Members and Supplier.  As used herein, Net Sales shall mean invoiced sales of Products less related Product returns.  The “Agreed Percentage” will be defined in the Award Letter.

b.             Payment.  On or about the Effective Date, Novation will advise Supplier in writing of the amount determined by Novation to be Supplier’s monthly estimated Fees.  Thereafter, Supplier’s monthly estimated Fees may be adjusted from time to time upon written notice from Novation based on actual purchase data.  No later than the tenth (10th) day of each month, Supplier will remit the monthly estimated Fees for such month to Novation.  Such payment will be adjusted quarterly to reflect the reconciliation between the actual Fees payable with the estimated Fees actually paid during the previous quarter.

The check amount should be reconcilable with the Fee calculation on the applicable sales and revenue report.  The reconciliation of the previous quarters’ estimated payments should be adjusted against the appropriate monthly estimated payment.  Please also include this reconciliation information on the check remittance advice.

The following is an example of the reconciliation payment that would have been made for the first quarter of the year 2003.  It shows the information that a supplier must specify on the remittance advice of a quarterly Fee reconciliation check.  All other non-reconciliation months would require only the first three columns of information below to accompany payment.

Agreement Number	Estimated Payment	Month / Year	01/2003 Reconciliation	02/2003 Reconciliation	03/2003 Reconciliation	Total Payment
MS80019	$100,000	05/2003	$2,145	$-1,820	$5,600	$105,925

Fee checks must be made payable to Novation, LLC and sent to:

If Sent By First Class Mail:

Novation, LLC

75 Remittance Dr., Suite 1420

Chicago, IL  60675-1420

If Sent Via Courier (i.e., Federal Express, United Parcel Service, Messenger):

The Northern Trust Company

350 North Orleans Street

Receipt & Dispatch 8th Floor

Chicago, IL 60654

Attn: Novation, LLC, Lockbox Number 1420

Telephone No. (312) 444-3576

On the airbill please remember to list the bank’s telephone number, as recipient at this location.  You should also include your telephone number as the sender.

IMPORTANT REMINDER: ALL checks for Fees should be made payable to Novation, LLC, regardless of whether they are sent first-class mail or by courier.  Under no circumstances should checks be made payable to The Northern Trust Company.

8.     COMPLIANCE WITH LAW AND GOVERNMENT PROGRAM PARTICIPATION.

a.             Compliance With Law.  Supplier represents and warrants that, after due inquiry, it is, and for the Term shall be, in compliance with all federal, state and local statutes, laws, ordinances and regulations applicable to it (“Legal Requirements”) which are material to this Agreement, including Legal Requirements pertaining to the safety and condition of the Products, occupational health and safety, environmental protection, nondiscrimination, antitrust, and equal employment opportunity.  In the event of Supplier’s failure to comply with the foregoing, Novation will have the right to immediately terminate any or all of the Product(s) subject to such failure, with notice to Supplier, or to terminate this Agreement in its entirety pursuant to Section 12 (a).  During the Term, Supplier will:  (1) promptly notify Novation of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against it which assert in whole or in part that Supplier is in noncompliance with any Legal Requirement which is material to this Agreement and (2) promptly provide Novation with true and correct copies of all written notices of adverse findings from the U.S. Food and Drug Administration (“FDA”) and all written results of FDA inspections which pertain to the Products.

b.             Government Program Participation.  Supplier represents and warrants that it is not excluded from participation, and is not otherwise ineligible to participate, in a “Federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) or in any other government payment program.  In the event Supplier is excluded from participation, or becomes otherwise ineligible to participate in any such program during the Term, Supplier will notify Novation in writing within three (3) days after such event, and upon the occurrence of such event, whether or not such notice is given to Novation, Novation may immediately terminate this Agreement upon written notice to Supplier.

9.     INSURANCE.

a.             Policy Requirements.  Supplier will maintain and keep in force during the Term product liability, general public liability, and property damage insurance against any insurable claim or claims, which might or could arise regarding Products purchased from Supplier.  Such insurance will contain a minimum combined single limit of liability for bodily injury and property damage in the amounts of not less than $2,000,000 per occurrence and $10,000,000 in the aggregate and will name Novation, the Clients, and the Members, as their interests may appear, as additional insureds.  Supplier will provide to Novation in its Bid and thereafter within fifteen (15) days after Novation’s request, an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant states and signed by an authorized agent.

b.             Self-Insurance.  Notwithstanding anything to the contrary in Subsection a. above, Supplier may maintain a self-insurance program for all or any part of the foregoing liability risks, provided such self-insurance policy in all material respects complies with the requirements applicable to the product liability, general public liability and property damage insurance set forth in Subsection a.

c.             Amendments, Notices and Endorsements.  Supplier will not amend, in any material respect that affects the interests of Novation, the Clients, and the Members, or terminate said liability insurance or self-insurance program except after thirty (30) days’ prior written notice to Novation and will provide to Novation copies of all notices and endorsements as soon as practicable after it receives or gives them.

10. RELEASE AND INDEMNITY.  SUPPLIER WILL RELEASE, INDEMNIFY, HOLD HARMLESS, AND, IF REQUESTED, DEFEND NOVATION, THE CLIENTS, AND THE MEMBERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, REGENTS, AGENTS, SUBSIDIARIES, AFFILIATES AND EMPLOYEES (COLLECTIVELY, THE “INDEMNITEES”), FROM AND AGAINST ANY CLAIMS, LIABILITIES, DAMAGES, ACTIONS, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, EXPERT FEES AND COURT COSTS) OF ANY KIND OR NATURE, WHETHER AT LAW OR IN EQUITY, to the extent ARISING FROM OR CAUSED IN ANY PART BY (1) THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUPPLIER CONTAINED IN THIS AGREEMENT OR IN THE BID; (2) THE CONDITION OF ANY PRODUCT, INCLUDING A DEFECT IN MATERIAL, WORKMANSHIP,

DESIGN OR MANUFACTURING; OR (3) THE WARNINGS AND INSTRUCTIONS ASSOCIATED WITH ANY PRODUCT. SUCH INDEMNIFICATION, HOLD HARMLESS AND RIGHT TO DEFENSE WILL NOT BE APPLICABLE TO THE EXTENT THE CLAIM, LIABILITY, DAMAGE, ACTION, COST OR EXPENSE ARISES AS A RESULT OF AN ACT OR FAILURE TO ACT OF INDEMNITEES.   IN ADDITION, SUPPLIER REPRESENTS AND WARRANTS THAT SALE OR USE OF THE PRODUCTS WILL NOT INFRINGE ANY UNITED STATES PATENT AND WILL, AT ITS OWN EXPENSE, DEFEND EVERY SUIT WHICH WILL BE BROUGHT AGAINST NOVATION OR A MEMBER FOR ANY ALLEGED INFRINGEMENT OF ANY PATENT BY REASON OF THE SALE OR USE OF THE PRODUCTS AND WILL PAY ALL COSTS, DAMAGES AND PROFITS RECOVERABLE IN ANY SUCH SUIT.  THIS SECTION AND THE OBLIGATIONS CONTAINED HEREIN WILL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.  THE REMEDIES SET FORTH IN THIS SECTION ARE IN ADDITION TO AND NOT A LIMITATION ON ANY OTHER RIGHTS OR REMEDIES THAT MAY BE AVAILABLE AGAINST SUPPLIER.

11.          BOOKS AND RECORDS; FACILITIES INSPECTIONS.  Supplier agrees to keep, maintain and preserve complete, current and accurate books, records and accounts of the transactions contemplated by this Agreement and such additional books, records and accounts as are necessary to establish and verify Supplier’s compliance with this Agreement.  All such books, records and accounts will be available for inspection and audit by Novation representatives at any time during the Term and for two (2) years thereafter, but only during reasonable business hours and upon reasonable notice.  Novation agrees that its routine audits will not be conducted more frequently than twice in any consecutive twelve (12) month period, subject to Novation’s right to conduct special audits whenever it deems it to be necessary.  In addition, Supplier will make its manufacturing and packaging facilities available for inspection from time to time during the Term by Novation representatives, but only during reasonable business hours and upon reasonable notice.  The exercise by Novation of the right to inspect and audit is without prejudice to any other or additional rights or remedies of either party.

12.          Termination.  Either party may terminate this Agreement at any time for any reason whatsoever by delivering not less than ninety (90) days’ prior written notice thereof to the other.  In addition, either party may terminate this Agreement immediately by delivering written notice thereof to the other upon the occurrence of either of the following events:

(a)               The other party breaches this Agreement and does not cure such breach within thirty (30) days of receipt of such notice, except for Supplier’s monetary breach or breach of Compliance with Laws, for which a cure period shall not be allowed; or

(b)               The other party becomes bankrupt or insolvent or makes an unauthorized assignment or goes into liquidation or proceedings are initiated for the purpose of having a receiving order or winding up order made against it or the other party and applies to the courts for protection from its creditors.

13.          CONFIDENTIAL INFORMATION.

a.             Nondisclosure.  The parties agree that they will:

(1)           keep strictly confidential and hold in trust all Confidential Information, as defined in Subsection 13.b. below, of Novation, the Clients, and the Members and of Supplier;

(2)           not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement, without the prior written consent of the other party;

(3)           not disclose the Confidential Information to any third party (unless required by law) without the prior written consent of the other party; and

(4)           not later than thirty (30) days after the expiration or earlier termination of this Agreement, return to Novation, the Client, or the Member or to Supplier, as the case may be, the Confidential Information.

b.             Definition.  “Confidential Information,” as used in Subsection 13.a. above, will consist of all information relating to the prices and usage of the Products (including all information contained in the reports produced by Supplier pursuant to Section 5 above) and all documents and other materials of Novation, the Clients, and the Members and of Supplier containing information relating to the programs of Novation, the Clients, or the Members or of Supplier of a proprietary or sensitive nature not readily available through sources in the public domain.

c.             HIPAA.    If a Member determines, in its sole reasonable discretion, that Supplier is a “business associate,” as that term is defined in the privacy rules promulgated pursuant to The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) codified at 42 CFR Parts 160 and 164, Supplier will negotiate with Member a mutually acceptable written agreement which will govern Supplier’s access to “protected health information” as defined under HIPAA (a “Business Associate Contract”).

14.          MISCELLANEOUS.

a.             Choice of Law.  This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Texas and the Texas courts will have jurisdiction over all matters relating to this Agreement; provided, however, the terms of any agreement between Supplier and a Member will be governed by and construed in accordance with the choice of law and venue provisions set forth in such agreement.

b.             No Assignment.  No assignment of all or any part of this Agreement may be made without the prior written consent of the other party, which consent will not be unreasonably withheld.  As used herein, “assignment” shall mean a transfer by virtue of operation of law, under an order of any court, or pursuant to any plan of merger, consolidation or sale of stock or assets.  Any assignment of all or any part of this Agreement by either party will not relieve that party of the responsibility of performing its obligations hereunder to the extent that such obligations are not satisfied in full by the assignee.  This Agreement will be binding upon and inure to the benefit of the parties’ respective successors and assigns.

c.             Notices.  Except as otherwise expressly provided herein, all notices or other communications required or permitted under this Agreement will be in writing and will be deemed sufficient when mailed by United States mail, or delivered in person to the party to which it is to be given, at the address of such party set forth below:

If to Supplier:

To the address set forth by Supplier in the Bid

With a copy to:

The Office of the General Counsel

Specialty Laboratories, Inc.

2211 Michigan Avenue

Santa Monica, CA 90404

If to Novation:

Novation

Attn:  General Counsel

125 East John Carpenter Freeway

Irving, TX  75062-2324

Or such other address as the party will have furnished in writing in accordance with the provisions of this Subsection.

d.             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Each party will, at its own expense, take such action as is reasonably necessary to defend the validity and enforceability of this Agreement and will cooperate with the other party as is reasonably necessary in such defense.

e.             Entire Agreement.  This Agreement, together with the exhibits listed below, will constitute the entire agreement between Novation and Supplier.  In the event of any inconsistency between this Agreement and a purchase order, the terms of this Agreement will control, except that the purchase order will supersede Sections 3 and 4 of this Agreement in the event of any inconsistency with such Sections.  No other terms and conditions in any document, acceptance, or acknowledgment will be effective or binding unless expressly agreed to in writing.  The following exhibits are incorporated by reference in this Agreement:

Exhibit A                Product and Service Description and Pricing

Exhibit B	Non-Price Specifications

Exhibit C	Award Letter

Exhibit D	Novation E-Commerce Agreement

SUPPLIER:	Specialty Laboratories, Inc.

ADDRESS:	2211 Michigan Avenue
Santa Monica, CA 90404

SIGNATURE:	/s/ Cheryl G. Gallarda

TITLE:	Vice President, Business Operations	DATE:	9/8/04

Exhibit A

Product and Service Description and Pricing

Reference Laboratory Testing

Pricing:                 Prices listed on Exhibit A are hospital invoice price.  Tests referred to another laboratory may include an additional handling charge, which is not included in the price on Exhibit A.

Test pricing in Exhibit A represents aggregate discounts from list price of [*]%, [*]%, and [*]% for each tier respectively.

To maintain compliance with current California regulations, Supplier is required to charged Members for all testing referred to another laboratory at the price charged to Supplier.  In the event a test currently being performed by Supplier is discontinued and referred to another laboratory, Supplier will be required to charge the Member the price Supplier is being charged.

All tests sent to Specialty by a facility or system will be included in the calculation of the average monthly volume.

Tier Level Pricing Definitions:

Tier 1:               Up to $[*] average monthly volume of tests sent to Specialty

Tier 2:               $[*] average monthly volume of tests sent to Specialty

Tier 3:               $[*] average monthly volume of tests sent to Specialty or any individual member that sends [*]% or more of its eligible reference testing per month (measured by volume), irregardless of average monthly volume.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separetely with the Securities and Exchange Commission.

IDN

Pricing:                 Facilities belonging to an IDN which purchase in aggregate $[*] or more annually in reference laboratory testing are eligible for additional test discounts in the form of a member-specific “hotlist” of tests.  The IDN and Supplier may mutually negotiate and mutually agree on up to 30 tests to receive additional discounts.  Member and Supplier must mutually agree upon the selection of those tests prior to pricing being implemented.

After utilizing the Agreement for one year, Member and Supplier have the option to review the list and make adjustments if necessary.

IDN

Commitment:                      Facilities belonging to an IDN which purchase in aggregate $[*] or more annually in reference laboratory testing that obtain commitment from all members of the IDN to utilize Supplier as their primary reference laboratory (defined as sending Supplier [*]% of the possible reference testing) and a commitment to convert such testing in a timeframe not to exceed [*] days after implementation of required ordering systems, will be offered a savings guarantee of [*].  This savings guarantee is not open to IDNs that are currently [*]% committed to Specialty.

Participating Members shall be deemed to be part of a system or network if they meet either of the following criteria:

1.               Are listed in VHA or UHC membership as part of a system or network under one “parent” member AND are owned, managed, controlled or leased by “parent” member

2.               Have joined together with other Participating Members in local or regional effort to reduce supply chain costs through standardization.  Examples of this might include consolidated logistics centers, local integrated delivery networks (LIDN) or regional networks of unrelated VHA or UHC facilities who agree to commit and standardize on one Supplier.  Eligibility under this criterion will be determined by Novation.

Existing

Contracts:             Members who have existing independent (local) agreements with Supplier at the time of execution of this Agreement shall have the option to retain their existing agreement terms and conditions.  In all such cases however, Supplier agrees to report sales and pay Fees on such agreements.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separetely with the Securities and Exchange Commission.

Referral

Testing:                 Tests that Specialty does not run in-house and refers to another reference laboratory will be priced to members at the price that Supplier pays for that test.  However, the following handling fee will be added to tests referred to another reference laboratory.  Exhibit A pricing does not include the handling fee in the price of the test.

Handling fees for referral tests are as follows:

Tier 1      $[*] per test

Tier 2      $[*] per test

Tier 3      [*]

Price

Protection:            All prices contained in Exhibit A will not increase for the length of this Agreement, including the extension year, with the exception of the following: tests referred to reference laboratories and discontinued tests which must be referred outside Specialty.  If a referral reference laboratory notifies Specialty of a price increase on a test, Specialty will provide best efforts to notify Members 30 days in advance.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separetely with the Securities and Exchange Commission.

 Exhibit A-1

Product and Service Description and Pricing

Reference Laboratory Testing – Letter of Participation

Specialty Labs - Laboratory Testing Services (LB40060)

Attached.

Letter of Participation

Specialty – Reference Laboratory Testing (LB40060)

Hospital Name	Member ID
Address
City, State, ZIP
Contact
Phone

Non-participating facilities or facilities committing to use Specialty as the primary reference laboratory (requires 90% commitment) should complete this letter of participation to access pricing.

Specialty will monitor usage levels two times per year.  If our facility fails to meet the agreed upon average monthly volume or commitment level, Specialty will meet with us to review our commitment level.  If our facility cannot meet the commitment level, Specialty will provide us with a 30-day written notice that our pricing will change to a tier level based upon our average monthly testing volume. Specialty will also notify Novation of the change.  Payment terms are net 30 days.

For new participant only:	To designate Specialty as your primary reference lab:
As an authorized representative of the facility listed above, I agree to the following usage level.	As an authorized representative of the facility listed above, I agree to the [*] percent commitment usage level. This signed letter will allow our facility full access to tier 3:
☐ Tier 1: Up to $[*] average monthly volume ☐ Tier 2: $[*] average monthly volume ☐ Tier 3: $[*] average monthly volume ☐.IDN: $[*] average annual volume	Tier 3: Commits to send [*]% or more of its eligible reference testing per month (as measured by volume) regardless of the average dollar amount in monthly net revenue

Upon our execution of this selection form and delivery to and acceptance by Specialty, Specialty shall provide laboratory testing services to our facility and tier contract pricing will become effective.  This selection form may be terminated with 30 days’ written notice to Novation. Novation will then notify Specialty to remove the Novation pricing.  If there are multiple facilities to be covered by this letter of commitment, please attach a list of all facilities (include the name of each facility, member id, address, city, state and ZIP code).

Authorized Signature
Printed Name
Title	Date

For Specialty Laboratories’ Use Only

Date Received:	Assigned To:
Pricing Effective Date:	Sales Rep:

Submitted By:	Phone No.:
Member ID	Date:
No.:
Copy and fax to: Novation Contract Administration at 877/NOVAFRM (668-2376). Problems? Contact us at novafrm@novationco.com

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separetely with the Securities and Exchange Commission.

Exhibit A-2

Product and Service Description and Pricing

Reference Laboratory Testing

Price List is attached.

[*]

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separetely with the Securities and Exchange Commission.

Exhibit B

Non-Price Specifications

Term:	Seven month agreement beginning on November 1, 2004 through April 30, 2005 with one one-year option year at Novation’s sole option.

Fees:	Fees listed below on all sales:

Annual Volume of all Tests of all Members	Fee Percentage
Up to $[*] annual volume	[*]%
Over $[*] annual volume	[*]%

Every six (6) months from the start date of this Agreement, Novation will review the annual volume run rate.  At that time, if the annual run rate does not reach $[*] as originally specified by Specialty Labs for that six (6) month timeframe, Specialty Labs agrees to pay Novation fees to equal a total of [*]% retroactive to the beginning of the 6 month period.

Information

Services:               Any and all costs associated with system interfaces offered by Specialty will be borne by Specialty.   The average length of time to develop a new interface is 60-90 days, depending on the vendor.  Specialty has a number of interfaces already written for LIS systems.  Specialty sends a transition team on-site to train the hospital staff on the interface (generally 2 – 3 days).

Coverage:              Supplier will provide reference laboratory testing to all Members as defined in Section 2a of the Supplier Agreement.

Courier

Service:                 Supplier will provide specimen pick-up services to Members.  Supplier will work with Members to establish pick up times that meet business and turn-around time needs.  Supplier will add additional services as appropriate to properly service members that best optimizes its assay schedules and sample preparation.  Supplier will not charge any additional fees to Members for standard courier services of specimens to Supplier.  All specimens will be shipped by same day or overnight services to Supplier’s laboratory at Supplier’s expense.  Pickups are scheduled on weekends and holidays at customer request.  Specialty offers courier service 7 days/week including all holidays.

Members will ship specimens via same day or overnight services at no additional charge where a courier service is not available.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separetely with the Securities and Exchange Commission.

Supplier does not provide STAT service or charge STAT fees due to the specialized nature of Supplier’s standard testing services.

Supplies:               Supplier will pay for all supplies required for the collection, processing, handling, and transportation of specimens.  Supplies can be ordered by calling client services at (800) 421-4449 or by faxing a copy of the order form to (310) 828-5213.

Consultations:                     Supplier provides consultative services as part of the service to Participating Members through a team of expert physicians and doctoral level scientists.

Conversion

Assistance:           Supplier will provide, but are not limited to, the following assistance to a Participating Member that is converting from a competitive reference laboratory:

1.         Test Methodology Verification: Samples may be submitted to verify methodologies and reference ranges.  While it is generally acceptable that Supplier provides the “gold standard” for which other reference laboratories verify their assays, Supplier shall provide up to ten (10) comparison samples at no charge in order to provide comparison data to each Participating Member.

2.         Sample Reports: Most test procedures have standard report formats.  Some assays have multiple parameters and customized reporting is necessary.  Samples of these reports will be made available to the medical director at each facility, if required.

3.         Information Systems Conversion Reimbursement: In order to offset the cost incurred by any Participating Member, Supplier will provide Supplier on-site assistance or financial reimbursement for individuals to assist with the building of test dictionaries.  In such cases, payment will be made direct to a Member employee at an established hourly rate for an agreed upon maximum number of hours   For Meditech users, a “Test Building Utility” has been developed and this credit will not apply.

4.         Physician Education: As part of Supplier’s on-going efforts to transfer the technological advances developed through research and development, physician education programs will be made available.  These may include but will not be limited to lectures, teleconferences, technical notes, etc.

5.         Staff Development: Each local Supplier sales representative will work with the Technical Services department to insure that laboratory staff are sufficiently trained in all aspects of specimen processing, report retrieval and other functions associated with referral testing.

Cost

Containment:       Supplier provides the following as part of the service to Participating Members:

1.             Clinical Consultation: Supplier’s Medical Directors and Scientific staff are available for development of alternative clinical pathways, standing orders and treatment monitoring.  As with all cost reduction initiatives, these programs are available to all Participating Members.  Cost savings vary from case to case.

2.             Utilization Review: Statistical review of physician orders and utilization can provide each facility with information regarding any series of tests that may be out-dated or non-contributory.

3.             Secondary Lab Consolidation: For facilities that utilize several reference labs, Supplier provides the opportunity to consolidate these sources for esoteric testing.  Existing staff, dedicated to specimen processing, shipping and report retrieval can be re-assigned.

4.             Advanced Test Introduction: Participating Members receive information updates on new tests on a regular basis.  These advances in laboratory science lead to better patient management and cost reductions.

5.             Improved Turn-around time: Supplier’s assay schedule is more aggressive than any other laboratory.  Providing testing in one unified location, complex tests are resulted faster, reducing the time needed for clinical decision making by individual physicians.

6.             Test Selection: With approximately 3,700 tests and panels in the active test menu, fewer samples are referred to other laboratories.  This reduces overall processing time, expedites result verification and reduces specimen shipping errors.

7.             On-Site Lab Technical Support for Participating Members: Additional support will be provided as deemed necessary on a case-by-case basis.  For those facilities that require on-site technical support, staff will be available.

8.             CEU Programs: Continuing education programs exist and are encouraged.  Every effort will be made to provide qualified speakers and materials to meet existing CEU schedules.  These include seminars for CE programs, grand rounds and Supplier’s Conferences.

9.             Training Seminars and/or Training Implementation Teams: All necessary training and education complete with documentation and test data will be provided at each facility.

10.           Joint Marketing Services: An entire menu of joint marketing services is available for enhancing a hospital’s outreach program. Federal regulations require Supplier to charge the fair market value for these services.  These include, but are not limited to:

Market opportunity assessment	Managed care program development
Joint directory of services	Joint sales calls
Sales training	Sales management training
Client service training	Courier network development
Marketing materials development	Laboratory operations assessment
Regulatory compliance services	Billing consultation
Continuing education	Consulting services
Inter-institutional connectivity

Exhibit C	Novation®
The Supply Company of VHA & UHC

125 East John Carpenter Freeway
Suite 1500
Irving, TX 75062-2324

September 2, 2004

Stephen Riendeau

Director, Corporate Accounts

Specialty Laboratories

660 Monticlair Dr.

Macon, GA  31210

Subject:                  Acceptance of Bid (Supplier Agreement #LB40060)

Dear Stephen,

Novation, LLC (“Novation”), acting in its capacity as agent for VHA, UHC, and HPPI, respectively (and not collectively) and certain of their respective subsidiaries and affiliates, accepts your proposal (Bid Certification) for Reference Laboratory testing in response to our Invitation to Bid for an Additional Supplier, Reference Laboratory Testing dated May 12, 2004, which was signed and dated by you on June 15, 2004.  The Supplier Agreement, to which this letter will be attached as an Exhibit, will represent the final agreement between the parties for Reference Laboratory testing. You will sign and date that Supplier Agreement.

The “Agreed Percentage” for the Fee will be defined below:

Fees paid on all sales of Products on Exhibit A:

Up to $[*] annual volume   1.5% fee

Over $[*] annual volume    3.0% fee

Every six (6) months from the start date of this Agreement, Novation will review the annual volume run rate.  At that time, if the annual run rate does not reach $40,000,000 as originally specified by Specialty Labs for the six (6) month timeframe, Specialty Labs agrees to pay Novation fees to equal a total of 2.25% retroactive to the beginning of the 6 month period.

The term of this Agreement will be for a period of 6 months, effective November 1, 2004, with one one-year renewal options at Novation’s discretion.  In addition, please be advised that Novation may elect to contract with a HUB (Historically Underutilized Business) manufacturer for such products.

Novation looks forward to a successful implementation of this Agreement.

Sincerely,

/s/ Eldon Peterson
Eldon Petersen
Group Senior Vice President
Novation, LLC

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separetely with the Securities and Exchange Commission.

Exhibit D

Novation E-Commerce Agreement

This Novation E-Commerce Agreement (“Agreement”) is entered into effective October 1, 2004 (“Effective Date”) between Specialty Laboratories, Inc., a California corporation having its principal place of business at 2211 Michigan Avenue, Santa Monica, CA 90404 (“Supplier”) and, Novation, LLC, a Delaware limited liability company having its principal place of business at 125 East John Carpenter Freeway, Irving, Texas 75062 (“Novation”).  Novation is a contracting agent that develops and delivers supply chain management agreements, programs and services on behalf of VHA Inc. (“VHA”), University HealthSystem Consortium (“UHC”) and their patrons.

Certain Members have chosen to utilize the services of Marketplace@NovationTMthrough Novation’s relationship with Neoforma, Inc. to transact business associated with this Agreement with Supplier.  To assist Novation in helping Members meet those needs, Supplier agrees to participate in Marketplace@Novation and utilize certain Marketplace@Novation services by entering into this Agreement with Novation.

Novation and Supplier therefore agree as follows:

1.             DEFINITIONS

1.1           “Affiliate” means a person or entity controlled by or under common control with another person or entity.

1.2           “Content” means any text, graphics, logos, button icons, images, audio clips, video clips, HTML code, java programs and other material displayed at Marketplace@Novation, but excluding Supply Chain Data.

1.3           “Contract Portfolio” means a catalog of Products for which Novation has contracted with Supplier for the benefit of the members of VHA and UHC and the associated healthcare organizations of HPPI.  For purposes of clarification, a Product is purchased through a Contract Portfolio if the Product is included in the contract between Novation and Supplier and is sold to a VHA or UHC member, regardless of whether such sale is pursuant to a separate contract between Supplier and the member and except when the Member notifies Novation that the Product has been purchased pursuant to the terms of another GPO’s contract.

1.4           “EDI Standards” means the standard format for Electronic Data Interchange (EDI) generally accepted and used in North America, as may change from time to time.

1.5           “Information” means (i) any and all information and data collected, developed, and/or stored by Marketplace@Novation relating to Members, (ii) any and all information and data relating to use of or transactions at Marketplace@Novation by Members and (iii) any and all Member Transaction Information collected, developed, and/or stored by Marketplace@Novation.

1.6           “Marketplace@Novation” means the e-commerce marketplaces created specifically for and accessible only to the members of VHA and UHC and the associated healthcare organizations of HPPI.

1.7           “Member Transaction Information” means information delivered or received between Supplier and a Member through Marketplace@Novation or Supply Chain Data delivered to Marketplace@Novation.

1.8           “Members” means at any date those members of VHA and UHC and the associated healthcare organizations of HPPI entitled to use the Marketplace@Novation pursuant to a Marketplace@Novation participation agreement.

1.9           “NeoFormat” means the format in which Product Data is to be sent to Marketplace@Novation.

1.10         “Non-Contract Products” means any Product offered by Supplier other than through a Contract Portfolio.  For purposes of clarification, a Product may be offered by Supplier both as a Non-Contract Product and through one or more Contract Portfolios, but will be considered a Non-Contract Product when the Member notifies Novation that the Product has been purchased pursuant to the terms of another group purchasing organization’s contract.

1.11         “Products” means all equipment, products, supplies and services, information and content provided by Supplier and available for purchase, rental or lease by Members at Marketplace@Novation or through the Services.

1.12         “Product Data” means information describing the manufacturer and distributor product numbers, features, functions and pricing of Supplier’s Products, including images, specifications, shipping weight, shipping dimensions, associated products, maintenance and warranty information, equivalent products and other information, to be offered at Marketplace@Novation or through the Services.

1.13         “Services” means those services provided by Novation, which are listed and described below and mutually agreed to be provided to Supplier by Novation and Supplier.  Novation shall provide the following services to Supplier at no charge:

Product Catalog and Contract Viewing

Novation shall publish Product Data and Contract Portfolio information to Members in product catalog and contract viewing modules.

Functionality	Criteria

Product Catalog

Product Data shall include the information required to complete a transaction, including but not limited to: Product name, Product description, manufacturer number, UOM, price.
Marketplace@Novation must receive this data from Supplier in Neoformat.  Supplier may include the following additional content: Hyperlinks, images, broader product descriptions and other rich content

Contract Portfolio Product Data

Contract Viewing Any Novation Supplier Agreement between Supplier and Novation shall be displayed to VHA and UHC members through the Contract Viewing module within the Contract Management Solution	Novation Contract

1.14         “Supply Chain Data” means the following data for any purchase made by a Member from Supplier through any means: Supplier identification, buyer identification, buyer account number, GPO (e.g., Novation) contract identifier, invoice number, invoice date, purchase order number, Supplier product number, product description, manufacturer, manufacturer part number, quantity, unit of measure, unit price, taxes, freight, price adjustments, and total cost, in electronic form in accordance with EDI Standards or such other standards as mutually agreed to by the parties.

2.             SERVICES

Subject to the terms and conditions of this Agreement and supplier’s prompt response to providing product catalog content, Novation shall use commercially reasonable efforts to make available to Supplier the Services within sixty (60) days of the Effective Date.  Supplier shall negotiate in good faith with Neoforma, Inc. for the purchase of additional supply chain solutions, including Neoforma securing data rights from supplier in connection with services offered.

3.             OWNERSHIP AND LICENSE

3.1           Novation.  Novation owns and will continue to own the compilation or “look and feel” of all Content as it appears on Marketplace@Novation (“Content Compilation”), subject to Section 3.4.  Any reproduction, transmission or display of the Content Compilation by any Supplier or any third party is strictly prohibited.

3.2           For the term of this Agreement, Novation grants Supplier permission to access and use the Services in accordance with the terms of this Agreement.

3.3           Supplier.  For the term of this Agreement, Supplier grants a non-exclusive license to Novation, with a right to sublicense to Novation’s Affiliates, including Neoforma Inc., to use, copy, modify, display, perform and create derivative works of Supplier’s Product Data solely for the purpose of digitizing, categorizing and formatting such information for placement at Marketplace@Novation and for the purpose of enabling Members to participate in Marketplace@Novation, in accordance with the terms of this Agreement.

3.4           Each party owns and shall retain all right, title to and interest in its names, logos, trademarks, service marks, trade dress, copyrights and proprietary technology, including, without limitation, those names, logos, trademarks, service marks, trade dress, copyrights and proprietary technology currently used or which may be developed and/or used by it in the future (“Marks”).  Novation and its Affiliates are authorized to use Supplier’s Marks as necessary to provide the Services under this Agreement. To the extent that Novation modifies Product Data or other Content provided by Supplier pursuant to this Agreement, Supplier hereby acknowledges that Novation will be the copyright owner of the derivative works that it creates pursuant to and subject to the license granted in Section 3.3 (whether in graphical, narrative or any other form), and subject in all respects to Supplier ownership of the underlying information and to the copyright of third parties.  Upon termination or expiration of this Agreement, all such rights of Novation and its Affiliates to use such derivative works for any purpose shall cease, unless such rights are extended in writing by Supplier.

4.             SUPPLIER DATA

4.1           Supplier is solely responsible for all Product Data and any other Content it supplies to Novation for inclusion at Marketplace@Novation, including maintenance of such Product Data and Content.  Novation will not be responsible for the accuracy or legality of information provided by Supplier for publication at Marketplace@Novation or through the Services, and Novation may at any time at its sole discretion, remove such information from Marketplace@Novation if Novation reasonably believes that the information may cause liability for it. Product Data must not (a) infringe any third party rights, including, but not limited to intellectual property, publicity or privacy, (b) be defamatory, trade libelous, threatening or harassing nor (c) be obscene, indecent or contain pornography.

4.2           Supplier may make its Product Data available to Novation for listing at Marketplace@Novation provided that Supplier provides the Product Data for all Products in the manner and format set forth in the NeoFormat specifications.  Novation may digitize, categorize and format the Product Data and post such Product Data at Marketplace@Novation in accordance with Novation’s standard practices for digitization, categorization and formatting of Product Data.

4.3           The Product Data provided by Supplier shall include, as applicable, the manufacturer and distributor Product numbers, manufacturer, extended units of measure, Product descriptions and the specific terms and conditions of Supplier’s sale of Products to Members, subject to the terms and conditions of any contract between Supplier and a Member or Novation with respect to any Product (“Supplier Terms and Conditions”).  Novation does not set, approve, control or endorse the Supplier Terms and Conditions.

4.4           If at any time during the term of this Agreement and any renewals or extensions thereof, distributed sales of Supplier’s Products changes and Supplier now ships direct, either through Marketplace@Novation or through other means, Supplier shall upon request from Novation and within ninety (90) days of such request, provide Novation with its Supply Chain Data on a daily basis or at least as often as provided to Members (in electronic form or otherwise) but in no event less than on a monthly basis.  Novation may use Supply Chain Data only in accordance with the Marketplace@Novation Data Confidentiality and Privacy Statement (“Privacy Policy”), a current copy of which shall be provided to Supplier upon request and posted at http://novation.neoforma.com.

4.5           Supplier shall update Product Data from time to time and at least quarterly in accordance with Novation’s then current policies and procedures for accessing and updating Product Data.  Supplier shall update Product Data, including pricing information, hospital-specific pricing information for Non-Contract Products, Product identifications, Product numbers, extended units of measure, names and descriptions, and the Supplier Terms and Conditions, as required to ensure that at all times such Product Data is accurate, including removal of any discontinued or recalled Products.

4.6           Novation may use Information to facilitate transactions conducted through Marketplace@Novation, to allow access to and fulfill contractual obligations to Novation and Members, to conduct its business as outlined in the Privacy Policy and to create and sell aggregated reports on Marketplace@Novation activities, provided that such reports do not contain data that has been combined or compiled in such a way that an individual, either by name or by other designation, can be identified.

4.7           Novation and Supplier agree to comply at all times with all applicable requirements of The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) codified at 45 CFR Parts 160 and 164.

5.             SYSTEM INTEGRITY

5.1           Supplier and Novation shall use then current industry standard state of the art anti-virus software and procedures to prevent any software routine or any other device including but not limited to any viruses, Trojan horses, worms, time bombs, or cancelbots, from interfering or attempting to interfere with the proper working of Marketplace@Novation.

6.             CONFIDENTIALITY

6.1           Except as expressly set forth in the Privacy Policy, Novation and Supplier shall regard and preserve as confidential all information related to the business of each other disclosed pursuant to this Agreement.  This confidentiality obligation does not apply to (a) information that is publicly known prior to the disclosure or becomes publicly known through no wrongful act of the receiving party; (b) information that was in lawful possession of the receiving party prior to disclosure and was not received as a result of any breach of confidentiality; (c) information that was independently developed by the receiving party outside the scope of this Agreement; (d) information which the receiving party is required to disclose pursuant to a court order or regulatory agency request; or (e) the existence, but not the terms or conditions, of this Agreement.  In the event of a request for disclosure pursuant to subsection (d), immediate notice of such request shall be provided by the party receiving the request to the party whose information is subject to the request to provide an opportunity to oppose such request for disclosure.  Notwithstanding the foregoing and except as otherwise limited, Novation shall be entitled to share (1) with its Affiliates any and all Information and (2) Information, except pricing Information, regarding the sale of Products distributed but not manufactured by Supplier to Members with the manufacturer of such Product if such manufacturer is a party to a Marketplace@Novation Supplier Agreement.

7.             REPRESENTATIONS AND WARRANTIES

7.1           Novation represents and warrants that (i) it has all rights, titles, licenses, permissions and approvals necessary to perform its obligations under this Agreement and to grant to Supplier all licenses and rights granted hereunder, and that such licenses do not and will not infringe or otherwise violate any copyright, trade secret, trademark, patent or other proprietary right of any third party, (ii) that it has and will maintain the capability to provide the Services and to create and host Marketplace@Novation during the term of this Agreement , and (iii) it has complied and shall continue to comply with all applicable legislation, laws, statutes, ordinances, rules and regulations regarding Marketplace@Novation and the Services.

7.2           Supplier represents and warrants that  (i) it has full power and authority to sell the Products to be sold by it at Marketplace@Novation and will not offer for sale counterfeit or stolen items, (ii) it is the sole owner or is a valid licensee of all Content provided by or on behalf of Supplier for inclusion at Marketplace@Novation and has secured all necessary licenses, consents and authorizations with respect to use of such Content and all elements thereof to the full extent contemplated herein, (iii) no part of any Content provided by or on behalf of Supplier for inclusion at Marketplace@Novation violates or infringes upon the patent rights, copyrights, trade secrets, trademarks or other proprietary rights of any person or entity or constitutes defamation, invasion of privacy or the violation of the rights of  any person or entity, and (iv) it has complied and shall continue to comply with all applicable legislation, laws, statutes, ordinances, rules and regulations regarding the Products and their sale or transfer, and its actions in relation to Marketplace@Novation and the Services.

7.3           EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NOVATION SUPPLIES MARKETPLACE@NOVATION AND THE SERVICES “AS IS” AND WITHOUT ANY WARRANTY OR CONDITION, EXPRESS OR IMPLIED.  NOVATION SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.  NOVATION ALSO DOES NOT GUARANTEE CONTINUOUS, UNINTERRUPTED ACCESS TO MARKETPLACE@NOVATION AND THE SERVICES, AND OPERATION OF THE MARKETPLACE@NOVATION MAY BE INTERFERED WITH BY NUMEROUS FACTORS OUTSIDE OF NOVATION’S CONTROL.  USE OF MARKETPLACE@NOVATION AND SALE OF PRODUCTS TO MEMBERS IS AT SUPPLIER’S RISK.  BY USING THE SERVICES AND MARKETPLACE@NOVATION, SUPPLIER REPRESENTS AND WARRANTS THAT IT CAN FORM LEGALLY BINDING CONTRACTS UNDER APPLICABLE LAW.  FURTHERMORE, SUPPLIER REPRESENTS AND WARRANTS THAT THE INDIVIDUAL EXECUTING THIS AGREEMENT HAS AUTHORITY TO BIND SUPPLIER AS SELLER AND THAT BY DOING SO IS NOT BREACHING OR IN CONFLICT WITH ANOTHER AGREEMENT OR OBLIGATION.

8.             INDEMNIFICATION

8.1           Subject to Section 8.3, Novation shall defend and/or handle at its own expense any third party claims or actions to the extent, arising from (i) any actual or alleged infringement of a copyright, trade secret, trademark, patent or other proprietary right of a third party arising out of Supplier’s use of Marketplace@Novation and the Services as permitted under this Agreement, and (ii) any breach by Novation of any of its representations or obligations set forth in this Agreement, and shall indemnify and hold harmless Supplier and its respective officers and directors from and against any loss, liability, cost or expense (including reasonable attorney’s fees) resulting from any such claim or action, and its settlement or compromise.

8.2           Subject to Section 8.3, Supplier shall defend, and/or handle at its own expense, any third-party claims or actions, to the extent arising from (i) any breach by Supplier of any of its representations or obligations set forth in this Agreement  (ii) any misrepresentation or omission in any Content provided by or on behalf of Supplier in connection with the Services or at Marketplace@Novation, (iii) any claims brought by a third party, having a basis in contract or tort, in law or in equity, relating to any Products listed or sold by Supplier through Marketplace@Novation or otherwise relating to Supplier’s use of Marketplace@Novation or the Services, , and shall indemnify and hold harmless Novation, its Affiliates, and their respective officers and directors from and against any loss, liability, cost or expense (including reasonable attorneys’ fees) resulting from any such claim or action, and its settlement or compromise.

8.3           The party seeking indemnification under subsection 8.1 or 8.2, as the case may be (“Indemnified Party”), shall give prompt written notice to the other party (“Indemnifying Party”).  In addition, the Indemnified Party shall allow the Indemnifying Party solely to direct the defense and settlement of any such claim, with counsel of the Indemnifying Party’s choosing, and shall provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance that is reasonably necessary for the defense and settlement of the claim.  The Indemnified Party reserves the right to retain counsel, at the Indemnified Party’s sole expense, to participate in the defense of any such claim.  The Indemnifying Party shall not settle any such claim or alleged claim without first obtaining the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, if the terms of such settlement would adversely affect the Indemnified Party’s rights under this Agreement.

8.4           The remedy provided under this Section 8 will be the Supplier’s sole and exclusive remedies in relation to claims and actions alleging intellectual property infringement.

9.             LIMITATION OF LIABILITY

9.1           WITH THE EXCEPTION OF NOVATION’S OBLIGATIONS UNDER SECTION 8.1, AND ANY CLAIM BASED ON THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NOVATION OR ITS AFFILIATES, EMPLOYEES, OFFICERS OR AGENTS, IN NO EVENT WILL NOVATION BE LIABLE TO SUPPLIER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT HERETO OR ITS TERMINATION, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR IN TORT, AND IRRESPECTIVE OF WHETHER NOVATION HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. WITH THE EXCEPTION OF NOVATION’S OBLIGATIONS UNDER SECTION 8.1, AND ANY CLAIM BASED ON THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NOVATION OR ITS AFFILIATES, EMPLOYEES, OFFICERS OR AGENTS, IN NO EVENT WILL NOVATION’S TOTAL LIABILITY TO SUPPLIER OR TO ANY THIRD PARTIES UNDER THIS AGREEMENT HERETO EXCEED ONE THOUSAND DOLLARS.

9.2           NOVATION DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM MARKETPLACE@NOVATION AND OTHER PORTIONS OF THE INTERNET.  ACTIONS OR INACTIONS OF THIRD PARTIES MAY RESULT IN SITUATIONS IN WHICH SUPPLIER’S CONNECTION TO THE INTERNET, AND/OR ACCESS TO MARKETPLACE@NOVATION MAY BE IMPAIRED, DISRUPTED OR DAMAGED.  NOVATION CANNOT GUARANTEE THAT SUCH EVENTS WILL NOT OCCUR, AND ACCORDINGLY DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.

10.          TERM AND TERMINATION

10.1         Term. The Term of this Agreement will commence on the Effective Date and shall continue for a period of three  (3) years.  This Agreement will automatically renew for additional one-year Terms unless written notice of termination is provided by the terminating party to the non-terminating party not less than thirty (30) days prior to the expiration of the then-effective Term.  No other terms and conditions will be effective or binding unless expressly agreed to by the parties in writing.

10.2         Termination.  Either party may terminate this Agreement at any time for any reason whatsoever by delivering not less than ninety (90) days’ prior written notice thereof to the other.  In addition, either party may terminate this Agreement immediately by delivering written notice thereof to the other upon the occurrence of either of the following events:

(a)           The other party breaches this Agreement and does not cure such breach within thirty (30) days of receipt of such notice; or

 (b)          The other party becomes bankrupt or insolvent or makes an unauthorized assignment or goes into liquidation or proceedings are initiated for the purpose of having a receiving order or winding up order made against it or the other party and applies to the courts for protection from its creditors.

In addition, this agreement shall terminate automatically in the event that Supplier has a single Supplier Agreement with Novation for the provision of its Products to the Members which has terminated or expired.

10.3         Choice of Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Texas and the Texas courts will have jurisdiction over all matters relating to this Agreement.

In addition, this agreement shall terminate automatically in the event that Supplier has a single Supplier Agreement with Novation for the provision of its Products to the Members which has terminated or expired.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NOVATION, LLC,		SUPPLIER,
a Delaware limited liability company		a California corporation

By:	/s/ Larry Dooley	By:	/s/ Cheryl G. Gallarda

Title:	Vice-President, Novation Contract & Program Services	Title:	Vice President, Business Operations

		Date:	9/8/04
Date:	9-09-04